Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Acasti Pharma Inc. and to the incorporation by reference therein of our report dated June 23, 2023, except for the effects of the reverse stock split described in Note 1, as to which the date is June 21, 2024, with respect to the consolidated financial statements of Acasti Pharma Inc. included in its Annual Report (Form 10-K) for the year ended March 31, 2024 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Montréal, Canada
June 27, 2024